UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 1, 2013

IMPERIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Park of Commerce Boulevard, Suite 301 Boca Raton, Florida		33487
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (561) 995-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 1, 2013, Imperial Holdings, Inc. (the “Company”) and its subsidiaries, OLIPP IV, LLC and Greenwood Asset Portfolio, LLC (“Greenwood” and together with the Company and OLIPP IV, LLC, the “Borrower Parties”) entered into a commitment letter (the “Commitment Letter”) with Indaba Capital Management, LLC, Nantahala Capital Management LLC, NS Advisors LLC and Brooklyn Capital Management, LLC (collectively, the “Commitment Parties”) providing for a $45 million, eighteen month secured bridge financing (the “Bridge Facility”).

The Bridge Facility and the Commitment Parties’, several but not joint, commitments thereunder are subject to certain conditions to closing, including (i) the negotiation of definitive documentation in form and substance reasonably satisfactory to the Commitment Parties, (ii) the absence of a material adverse change in, among other things, the business, financial condition or prospects of the Company and its subsidiaries taken as a whole or Greenwood, (iii) the absence of certain pending or threatened litigation, (iv) the absence of a breach by any of the Borrower Parties of its obligations under the Commitment Letter and (v) a minimum fair market value of at least $95 million for life insurance policies owned by Greenwood.

In addition, the Commitment Letter provides that the commitment and funding of at least $10 million by entities managed by Brooklyn Capital Management, LLC is a condition precedent to the other Commitment Parties’ obligations to fund their respective commitments under the Bridge Facility.

Interest under the Bridge Facility will accrue at 12% for the first nine months, and increasing by 600 basis points thereafter. Up to 25% of the net proceeds from the Bridge Facility may be used by the Company for general corporate purposes, including for premium payments on life insurance policies not owned by Greenwood, with the balance used to pay fees and expenses associated with the Bridge Facility and for premiums on life insurance policies owned by Greenwood. The Bridge Facility will be guaranteed by the Company and secured by the cash on account at Greenwood and its portfolio of life insurance policies. The Bridge Facility will also be secured by pledges of the equity interests of Greenwood’s direct parent and each subsidiary of the Company, other than its licensed life settlement provider, that holds life insurance policies that are not subject to the subrogation rights of the Company’s lender protection insurance carrier.

Amounts borrowed under the Bridge Facility will be at 92% of their face amount and will be pre-payable at par at any time. Any amounts borrowed under the Bridge Facility will also be subject to mandatory prepayment provisions upon the issuance of additional debt, equity raises and asset sales. Mandatory prepayments will generally be at par although certain asset sales will trigger a mandatory prepayment obligation at 109%. The Bridge Facility will also require the maintenance of certain asset coverage ratios and six months of cash on hand to pay interest on the Bridge Facility and premiums on life insurance policies owned by Greenwood. Upon a failure to maintain requisite cash on hand, the Company may be obligated to sell policies to repay the lenders under the Bridge Facility.

Item 7.01 Regulation FD Disclosure.

The Borrower Parties and the Commitment Parties have also executed a fee letter, which provides that the Commitment Parties will be due a termination fee equal to 5% of their respective commitments if the Company does not close the Bridge Facility by April 15, 2013 or if any of the Borrower Parties informs the Commitment Parties that the Borrower Parties do not intend to close the Bridge Facility.

Brooklyn Capital Management, LLC, manages entities comprising the Company’s largest shareholder, Bulldog Investors, and is affiliated with two of the Company’s directors, Andrew Dakos and Phillip Goldstein. Brooklyn Capital Management, LLC, while a party to the Commitment Letter and the fee letter, did not actively negotiate any of their terms. In addition, the Board of Directors of the Company established an ad hoc pricing committee consisting of independent and disinterested directors who considered and approved the terms of the Commitment Letter and fee letter prior to their execution.

On March 4, 2013, the Company issued a press release announcing the execution of the Commitment Letter. A copy of the press release is furnished as Exhibit 99.1 herewith.

The information under Item 7.01 and in Exhibit 99.1 in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities thereof, nor shall it be deemed to be incorporated by reference in any filing under the Exchange Act or under the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit

Exhibit 99.1	Press release issued by the Company on March 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 4, 2013

IMPERIAL HOLDINGS, INC.
(Registrant)

By:	/s/ Antony Mitchell
Antony Mitchell
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company, dated March 4, 2013.